EXHIBIT 14.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-4 No. 333-105851 and Form S-8 Nos. 33-43799, 33-71446, 33-86358, 33-89584, 333-04962, 333-06324, 333-07466, 333-10338, 333-10624, 333-12878 and 333-51434-1 and Form F-3 Nos. 333-06896, 333-08246, 333-13556, 333-8926 and 333-106837 and Form F-4 Nos. 333-105853 and 333-106822) of The News Corporation Limited and subsidiaries of our report dated August 13, 2003, with respect to the consolidated financial statements of Fox Entertainment Group, Inc. included in this Annual Report (Form 20-F) for the year ended June 30, 2003.

/s/    Ernst & Young LLP

Los Angeles, California

October 28, 2003